Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2014 SECOND QUARTER AND FIRST HALF RESULTS

ARMONK, NY, July 28, 2014 — VISANT CORPORATION today announced results for its second fiscal quarter ended June 28, 2014, including consolidated net sales of $444.3 million, compared to $448.5 million for its second fiscal quarter ended June 29, 2013. Visant reported consolidated net income of $64.1 million for the second fiscal quarter of 2014, compared to consolidated net income of $56.7 million for the second fiscal quarter of 2013. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $168.1 million for the second fiscal quarter of 2014 compared to consolidated Adjusted EBITDA of $168.9 million for the second fiscal quarter of 2013.

For the first six months of fiscal year 2014, consolidated net sales were $687.9 million compared to $693.5 million for the first six months of fiscal year 2013. Consolidated net income increased to $54.2 million during the first six months of fiscal year 2014 compared to consolidated net income of $41.8 million for the comparable period in fiscal year 2013. Consolidated Adjusted EBITDA totaled $214.0 million for the first six months of fiscal year 2014 compared to consolidated Adjusted EBITDA of $216.9 million for the comparable period in fiscal year 2013.

On July 15, 2014, Visant announced that it sold its Lehigh Direct business for $22 million.

On July 25, 2014, Visant announced that it had entered into a definitive agreement with OCM Luxembourg Ileos Holdings S.a.r.l to combine their respective Arcade Marketing and Bioplan businesses, forming a new strategic venture. The closing, which is subject to customary closing conditions and regulatory review, is expected by the beginning of the fourth quarter 2014. The Company expects to receive cash proceeds of $325.0 million, which it intends to use to repay its outstanding indebtedness. At the same time Visant also announced that in connection with its expected delevering as a result of the proposed Arcade transaction and in order to extend the current maturities of its senior secured credit facilities, it is launching a process to refinance its senior secured facilities, including its existing senior term loan and revolving credit facilities.

Results of Operations

Net sales for the Scholastic segment were $127.2 million for the second fiscal quarter of 2014 compared to $127.1 million for the second fiscal quarter of 2013. This slight increase was primarily attributable to higher revenue from our professional championship products offset by lower volume in our base jewelry and announcement products.

Net sales for the Memory Book segment were $240.2 million for the second fiscal quarter of 2014 compared to $247.8 million for the second fiscal quarter of 2013. This decrease was primarily attributable to lower volume. Approximately $2.0 million of sales in the quarter was due to timing of shipments from July 2014 into the second quarter of 2014.

Net sales for the Marketing and Publishing Services segment for the second fiscal quarter of 2014 increased $3.5 million to $77.2 million from $73.7 million for the second fiscal quarter of 2013. This increase included sales attributable to the Company’s acquisition of SAS Carestia (“Carestia”), a leader in fragrance sampling in Europe, which closed on July 1, 2013. Excluding the impact attributable to the acquisition of Carestia, sales decreased compared to the second fiscal quarter of 2013, primarily due to lower revenue in our direct mail operations, offset by higher revenues from our international base sampling operations.

Adjusted EBITDA for the Scholastic segment decreased $0.5 million to $29.4 million for the second fiscal quarter of 2014, compared to $29.9 million for the second fiscal quarter of 2013.

Adjusted EBITDA for the Memory Book segment for the second fiscal quarter of 2014 was $127.2 million compared to $126.8 million for the second fiscal quarter of 2013. This increase in Adjusted EBITDA was primarily due to lower overall costs as a result of cost saving initiatives, offsetting the decline in revenues.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $11.5 million for the second fiscal quarter of 2014 compared to $12.1 million for the second fiscal quarter of 2013. This decrease was primarily due to lower volume in our direct mail operations partially offset by the impact of the Carestia acquisition and higher revenues from our international sampling operations.

Net sales for the Scholastic segment for the six months ended June 28, 2014 decreased by $6.4 million to $266.3 million compared to $272.7 million for the six months ended June 29, 2013. This decrease was primarily attributable to lower volume in our base jewelry and announcement products.

Net sales for the Memory Book segment were $245.6 million for the six-month period ended June 28, 2014 compared to $253.4 million for the six-month period ended June 29, 2013. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment increased to $176.5 million for the first six months of fiscal 2014 compared to $167.6 million during the first six months of fiscal 2013. Excluding the impact attributable to the acquisition of Carestia, sales decreased approximately $2.6 million compared to the six months ended June 29, 2013, primarily due to lower revenue in our direct mail operations, offset by higher revenues from our sampling and publishing services operations.

For the six months ended June 28, 2014, the Scholastic segment reported Adjusted EBITDA of $60.3 million, a decrease of $4.2 million, compared to $64.5 million for the prior year comparative period. This decrease was primarily due to lower volume in our base jewelry and announcement products.

Our Memory Book segment reported Adjusted EBITDA of $121.7 million for each of the six month periods ended June 28, 2014 and June 29, 2013.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $32.0 million for the six months ended June 28, 2014, an increase of $1.3 million, compared to $30.7 million for the prior year comparative period. Excluding the impact attributable to the acquisition of Carestia, Adjusted EBITDA decreased $0.7 million compared to the six months ended June 29, 2013, primarily due to lower revenue in our direct mail operations, offset by higher revenues from our publishing services and sampling operations.

Consolidated Indebtedness

As of June 28, 2014, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,884.3 million, including $7.3 million of capital lease and equipment financing obligations and exclusive of original issue discount of $10.0 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of June 28, 2014 totaled $127.7 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The Company’s quarterly conference call concerning the 2014 second quarter results will be webcast live on Wednesday, July 30, 2014 at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The Company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expectations with respect to future cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2013.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our ability to implement our business strategy in a timely and effective manner; competitive factors and pressures; our ability to consummate acquisitions and dispositions on acceptable terms and to integrate acquisitions successfully and to achieve anticipated synergies; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; developments in technology and related changes in consumer behavior; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; risks associated with doing business outside the United States; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date they are made, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$444,325	$448,536	$687,919	$693,472
Cost of products sold	185,543	189,614	307,564	310,506

Gross profit	258,782	258,922	380,355	382,966
Selling and administrative expenses	110,612	118,952	207,754	229,049
(Gain) loss on disposal of fixed assets	(144)	4	(347)	27
Special charges (1)	4,253	2,673	6,000	3,530

Operating income	144,061	137,293	166,948	150,360
Interest expense, net	38,644	38,394	77,439	77,774

Income before income taxes	105,417	98,899	89,509	72,586
Provision for income taxes	41,276	42,179	35,269	30,801

Net income	$64,141	$56,720	$54,240	$41,785

Adjusted EBITDA (2)	$168,074	$168,861	$214,006	$216,878

Adjusted EBITDA Reconciliation:
In thousands
Net income	$64,141	$56,720	$54,240	$41,785
Interest expense, net	38,644	38,394	77,439	77,774
Provision for income taxes	41,276	42,179	35,269	30,801
Depreciation and amortization expense	16,762	25,821	33,571	51,976

EBITDA	160,823	163,114	200,519	202,336
Special charges (1)	4,253	2,673	6,000	3,530
(Gain) loss on disposal of fixed assets	(144)	4	(347)	27
Stock-based compensation (3)	543	236	926	108
Non-recurring employment-related expenses (4)	—	404	5	6,333
Other (5)	2,599	2,430	6,903	4,544

Adjusted EBITDA (2)	$168,074	$168,861	$214,006	$216,878

(1)	Special charges for the second fiscal quarter ended June 28, 2014 included $2.2 million and $0.5 million of severance and related benefits associated with reductions in force in the Scholastic and Memory Book segments, respectively. Also included in special charges for the three months ended June 28, 2014 were $1.6 million of non-cash asset impairment charges associated with facility consolidations in the Scholastic segment.

Special charges for the six months ended June 28, 2014 included $3.0 million, 0.6 million and $0.5 million of severance and related benefits associated with reductions in force in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively. Also included in special charges for the six months ended June 28, 2014 were $1.9 million of non-cash asset impairment charges associated with facility consolidations in the Scholastic segment.

Special charges for the second fiscal quarter ended June 29, 2013 included $1.6 million and $0.1 million of severance and related benefits associated with reductions in force in the Scholastic and Marketing and Publishing Services segments, respectively. Also included in special charges for the second fiscal quarter ended June 29, 2013 were $1.0 million of costs in the Memory Book segment, consisting of $0.3 million of severance and related benefits and approximately $0.7 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility.

Special charges for the six months ended June 29, 2013 included $1.8 million and $0.2 million of severance and related benefits associated with reductions in force in the Scholastic and Marketing and Publishing

Services segments, respectively. Also included in special charges for the six months ended June 29, 2013 were $1.5 million of costs in the Memory Book segment, consisting of $0.8 million of severance and related benefits and approximately $0.7 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(4)	Reflects amounts included in selling and administrative expenses for non-recurring employment expenses related to certain executive transitions.

(5)	Other charges for the quarter ended June 28, 2014 included $1.0 million of management fees, $0.7 million of acquisition-related costs, $0.4 million of non-recurring professional fees and $0.5 million of other costs that are non-recurring in nature.

Other charges for the six months ended June 28, 2014 included $3.7 million of acquisition-related costs, $2.0 million of management fees, and $0.4 million of non-recurring professional fees and $0.8 million of other costs that are non-recurring in nature.

Other charges for the quarter ended June 29, 2013 included $1.0 million of management fees, $0.5 million of acquisition-related costs, $0.1 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment, and $0.8 million of other costs that are non-recurring in nature.

Other charges for the six months ended June 29, 2013 included $1.9 million of management fees, $0.9 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment, $0.5 million of acquisition-related costs and $1.2 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	June 28, 2014	June 29, 2013	$ Change	% Change
Net sales
Scholastic	$127,152	$127,149	$3	0.0%
Memory Book	240,241	247,785	(7,544)	(3.0%)
Marketing and Publishing Services	77,179	73,673	3,506	4.8%
Inter-segment eliminations	(247)	(71)	(176)	NM

	$444,325	$448,536	$(4,211)	(0.9%)

Adjusted EBITDA
Scholastic	$29,392	$29,937	$(545)	(1.8%)
Memory Book	127,151	126,803	348	0.3%
Marketing and Publishing Services	11,531	12,121	(590)	(4.9%)

	$168,074	$168,861	$(787)	(0.5%)

Adjusted EBITDA margin	37.8%	37.6%

NM = not meaningful

	Six months ended
In thousands	June 28, 2014	June 29, 2013	$ Change	% Change
Net sales
Scholastic	$266,265	$272,723	$(6,458)	(2.4%)
Memory Book	245,624	253,419	(7,795)	(3.1%)
Marketing and Publishing Services	176,521	167,565	8,956	5.3%
Inter-segment eliminations	(491)	(235)	(256)	NM

	$687,919	$693,472	$(5,553)	(0.8%)

Adjusted EBITDA
Scholastic	$60,280	$64,495	$(4,215)	(6.5%)
Memory Book	121,714	121,704	10	0.0%
Marketing and Publishing Services	32,012	30,679	1,333	4.3%

	$214,006	$216,878	$(2,872)	(1.3%)

Adjusted EBITDA margin	31.1%	31.3%

NM = not meaningful